EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Perficient, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑130624, 333-160465, 333-183422, 333-198589, and 333-219660) on Form S-8 of Perficient, Inc. and subsidiaries (the Company) of our report dated February 25, 2020, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10‑K of the Company.
Our report dated February 25, 2020 refers to the adoption of Accounting Standards Codification (ASC) Topic 842, Leases, on January 1, 2019, and the adoption of ASC Topic 606, Revenue from Contracts with Customers, on January 1, 2018.
Our report dated February 25, 2020 on the effectiveness of internal control over financial reporting as of December 31, 2019 contains an explanatory paragraph that states the Company acquired substantially all of the assets of Sundog Interactive, Inc. (the Acquired Business) in May 2019, and management excluded the Acquired Business from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019. The Acquired Business represented 3% and 1% of the Company’s total assets and total revenues, respectively, as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Business.

 /s/ KPMG LLP
St. Louis, Missouri
February 25, 2020